EXHIBIT 99.1

MISYS plc

MISYS ANNOUNCES AGREEMENT WITH IMEDICA

15 September 2008, London. On 12 August 2008 Misys plc (FTSE:MSY.L) announced that Misys Healthcare Systems LLC (“MHS”) was negotiating in good faith with iMedica Corporation (“iMedica”) to resolve a dispute regarding the OEM agreement with iMedica. Misys today announces MHS has resolved the dispute and MHS and iMedica have signed an agreement (the “Agreement”).

Under the Agreement, MHS will continue to licence certain iMedica health and practice management software, marketed under the Misys MyWay brand. The licences granted under the Agreement will continue to provide MHS with rights to the current version of the iMedica software, PRM 2008, for MHS to license to, and use to support, customers.

The Agreement also provides that iMedica will license to MHS a new version of the iMedica software source code, PRM 2008 SP1, that, from acceptance, will give MHS additional rights to develop future products.

Each party will continue to develop their products independently and neither party will have any rights to the other party’s future source code or products, nor any obligation to share any future source code or products. Once the consideration outlined below is paid there will be no further royalty payments due to iMedica.

In consideration for entering into the Agreement, MHS has agreed:

a)	to pay iMedica a total of $12 million in cash over the coming months contingent upon delivery by iMedica and acceptance by MHS of the source code and services; and

b)	to surrender MHS’s minority equity stake in iMedica and any outstanding prepaid royalties.

ENDS

MEDIA INQUIRIES		ANALYST / INVESTOR INQUIRIES
Carl Gibson		John Kiernan
T:	+ 44 (0) 20 3320 5526	T:	+ 44 (0) 20 3320 5596
T:	+ 1 917 804 0910	T:	+ 1 914 821 2606
M:	+ 44 (0) 782 523 6473	M: + 1 646 233 9954
Email: carl.gibson@misys.com		Email: john.kiernan@misys.com

About Misys plc

Misys plc (FTSE: MSY.L), provides integrated, comprehensive solutions that deliver significant results to organisations in the financial services and healthcare industries. We maximise value for our customers by combining our deep knowledge of their business with our commitment to their success.

In banking and treasury & capital markets, Misys is a market leader, with over 1,200 customers, including all of the world’s top 50 banks. In healthcare, Misys is a market leader, serving more than

110,000 physicians in 18,000 practice locations and 600 home care providers. Misys employs around 4,500 people who serve customers in more than 120 countries.

We aspire to be the world’s best application software and services company, delivering results for the most important industries in the world.

Misys: Experience, Solutions, Results

Contact us today, visit: www.misys.com